Exhibit 5.1

OPINION OF GERRISH MCCREARY SMITH, PC.

S-3ASR Filed on 12/18/2008

December 18, 2008

Heritage Financial Corporation

201 5th Ave S.W.

Olympia, WA 98501

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to an aggregate of $100,000,000 of common and preferred shares and warrants to purchase common and preferred shares (collectively, herein the “Securities”) of Heritage Financial Corporation, a Washington corporation (the “Company”).

Included in the Securities are (a) 24,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Shares”) of the Company, (b) a warrant dated November 21, 2008 (the “Warrant”) to purchase 276,074 shares of common stock, no par value per share, of the Company (the “Common Stock”), and (c) the 276,074 shares of common stock for which the Warrant may be exercised (the “Warrant Shares”). The foregoing Securities are herein referred to as the “TARP Securities”.

The TARP Securities were issued pursuant to a letter agreement, dated as of November 21, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the annexes to the Standard Terms and the schedules to the Letter Agreement (collectively, “the Securities Purchase Agreement”). We are acting as counsel for the Company in connection with the registration for resale of the TARP Securities, and the sale from time to time of additional common stock, preferred stock and warrants of the Company. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Securities Purchase Agreement, the Warrant, records of meetings of the Board of Directors of the Company and committees thereof as provided to us by the Company, the Articles of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion below, insofar as it relates to the TARP Securities to be sold by the Selling Securityholders being fully paid, is based solely on a certificate of the Senior Vice President and Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable votes authorizing the issuance of said Preferred Shares and Warrant.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Washington and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Preferred Shares and the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable. In addition, we advise you that in our opinion, upon completion of all corporate proceedings relating to the sale of additional Common Shares, Preferred Shares and Warrants that are not TARP Securities, or any portion thereof, said shares or warrants will be (assuming that, upon issuance, the total number of said shares issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under its Articles of Incorporation) duly authorized and, when and if delivered against payment therefore in accordance with the corporate proceedings, will be validly issued under the laws of the State of Washington, and will be fully paid and nonassessable.

Heritage Financial Corporation

December 18, 2008

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

GERRISH MCCREARY SMITH, PC